Exhibit 99.1

Press Release NASDAQ:ABCW

FOR IMMEDIATE RELEASE

Date: December 31, 2014

ANCHOR BANCORP WISCONSIN INC. FINALIZES SALE OF RICHLAND CENTER BRANCH TO THE PEOPLES COMMUNITY BANK

Madison, Wis., December 31 ,2014 – AnchorBank, fsb, a wholly owned subsidiary of Anchor BanCorp Wisconsin Inc. (ABCW), today announced that it has finalized the sale of its Richland Center branch to The Peoples Community Bank (Peoples) as previously announced. The transaction closed today following receipt of the necessary regulatory approvals and satisfaction of customary closing conditions. Financial terms of the transaction were not disclosed.

Under the agreement, Peoples assumes approximately $16 million in deposits along with loans and other assets. The branch involved in the transaction is located at 187 South Central Avenue in Richland Center, Wisconsin.

“We continue to focus on enhancing revenue growth and working to improve the overall effectiveness and efficiency of AnchorBank, and this move underscores that commitment,” said Chris Bauer, AnchorBank’s Chief Executive Officer. “We know Peoples Community Bank will serve Richland Center well, and wish them the best in this new endeavor.”

Edelman & Co., Ltd. served as financial advisor for The Peoples Community Bank in the transaction.

About Anchor BanCorp Wisconsin Inc.

Anchor BanCorp’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly-owned subsidiary, has offices located in Wisconsin.

For More Information

For more information, contact AnchorBank CEO Chris Bauer at (608) 252-1810.

Forward-Looking Statements

This news release contains certain forward-looking statements based on unaudited financial statements, results of operations and business of Anchor BanCorp. This includes any statements regarding management’s plans, objectives or goals for future operations, products or services, and forecasts of its revenues, earnings or other measures of performance. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general economic conditions, deposit flows, loan demand, asset quality, competition, legislation or regulation and accounting principles, policies or guidelines affecting reports filed with the Securities and Exchange Commission for financial and business information regarding Anchor BanCorp, including information which could affect Anchor BanCorp’s forward-looking statements. Outcomes related to such statements are subject to numerous risk factors and uncertainties, including those listed in the company’s Annual Report filed on Form 10-K.